Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES SECOND QUARTER FISCAL 2026 RESULTS
Loudon, TN, February 5, 2026 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the second quarter ended December 31, 2025.
Second Quarter Fiscal 2026 Highlights Compared to Second Quarter Fiscal 2025:
•Net sales decreased 5.8% to $188.6 million
•Unit volume decreased 9.5% to 1,106 units
•Gross profit decreased 32.9% to $25.1 million
•GAAP net (loss) income decreased from net income of $2.4 million to a net loss of $2.5 million
•GAAP net (loss) income available to Class A Common Stock per share (diluted) decreased from net income of $0.12 to net loss of $0.13 per share
•Adjusted EBITDA decreased 52.5% to $8.0 million
•Adjusted net (loss) income per share decreased from net income of $0.32 to net loss of $0.02 per share on a basic weighted-average share count of 19.1 million shares of Class A Common Stock

"We exceeded second-quarter revenue expectations, despite a challenging retail environment and are optimistic entering the early boat show season," commented Steve Menneto, President and Chief Executive Officer of Malibu Boats, Inc. "The broader retail environment is performing as expected, and customer response to our new model-year boats has been encouraging. We were pleased with the close of our Malibu Year-End Sales event, which saw strong interest across key customer segments. While demand remains choppy, we are operating efficiently, seeing success in our centralized sourcing model, and maintaining disciplined production and healthy dealer inventory levels. We continue to enhance the customer purchase experience and support our dealer partners, who are encouraged by the ongoing rollout of MBI Acceptance, our white label financing partnership across our brands."

"Through our variable cost structure and operational excellence, we were able to generate positive free cash flow during the second-quarter despite a softer market backdrop, continuing to provide us with ample capacity to fuel our capital deployment priorities," said David Black, Chief Financial Officer of Malibu Boats, Inc. "Consequently, we expanded our opportunistic share repurchase program and completed $21 million in share repurchases during the quarter. Overall, we will continue to take a balanced and prudent approach to capital allocation, looking for ways to drive growth and deliver value to our shareholders."

Second Quarter Fiscal 2026 Results (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
	(Dollars In Thousands)
Net Sales	$188,622	$200,280	$383,355	$371,860
Gross Profit	$25,122	$37,418	$53,053	$65,627
Gross Profit Margin	13.3%	18.7%	13.8%	17.6%
Net (Loss) Income	$(2,511)	$2,421	$(3,221)	$(2,726)
Net (Loss) Income Margin	(1.3)%	1.2%	(0.8)%	(0.7)%
Adjusted EBITDA	$8,018	$16,890	$19,802	$26,785
Adjusted EBITDA Margin	4.3%	8.4%	5.2%	7.2%

Exhibit 99.1
Net sales for the three months ended December 31, 2025 decreased $11.7 million, or 5.8%, to $188.6 million as compared to the three months ended December 31, 2024. The decrease in net sales was driven primarily by decreased unit volumes across all segments resulting primarily from lower wholesale shipments, and driven by an unfavorable model mix in our Malibu segment and an unfavorable segment mix overall, partially offset by a favorable model mix in our Cobalt and Saltwater Fishing segments and inflation-driven year-over-year price increases. Unit volume for the three months ended December 31, 2025, decreased 116 units, or 9.5%, to 1,106 units as compared to the three months ended December 31, 2024. Our unit volume decreased primarily due to lower wholesale shipments across all segments driven by lower retail activity.
Net sales attributable to our Malibu segment decreased $3.5 million, or 4.7%, to $70.6 million for the three months ended December 31, 2025, compared to the three months ended December 31, 2024. Unit volumes attributable to our Malibu segment decreased 12 units for the three months ended December 31, 2025, compared to the three months ended December 31, 2024, primarily due to lower wholesale shipments driven by lower retail activity during the period. The decrease in net sales was driven by a decrease in units and an unfavorable model mix, partially offset by inflation-driven year-over-year price increases.
Net sales attributable to our Saltwater Fishing segment decreased $4.8 million, or 6.8%, to $65.3 million, for the three months ended December 31, 2025, compared to the three months ended December 31, 2024. Unit volumes attributable to our Saltwater Fishing segment decreased 35 units for the three months ended December 31, 2025 compared to the three months ended December 31, 2024, primarily due to lower wholesale shipments driven by lower retail activity during the period. The decrease in net sales was driven by a decrease in units, partially offset by a favorable model mix and inflation-driven year-over-year price increases.
Net sales attributable to our Cobalt segment decreased $3.4 million, or 6.0%, to $52.6 million for the three months ended December 31, 2025, compared to the three months ended December 31, 2024. Unit volumes attributable to Cobalt decreased 69 units for the three months ended December 31, 2025 compared to the three months ended December 31, 2024, primarily due to lower wholesale shipments driven by lower retail activity during the period and our dealers' desire to hold less inventory. The decrease in net sales was driven primarily by a decrease in units, partially offset by a favorable model mix and inflation-driven year-over-year price increases.
Overall consolidated net sales per unit increased 4.1% to $170,544 per unit for the three months ended December 31, 2025, compared to the three months ended December 31, 2024. The increase in overall consolidated net sales per unit was driven primarily by a favorable model mix in our Cobalt and Saltwater Fishing segments and inflation-driven year-over-year price increases, partially offset by an unfavorable model mix in our Malibu segment and an unfavorable segment mix overall. Net sales per unit for our Malibu segment decreased 2.4% to $137,686 per unit for the three months ended December 31, 2025, compared to the three months ended December 31, 2024, driven by an unfavorable model mix, partially offset by inflation-driven year-over-year price increases.. Net sales per unit for our Saltwater Fishing segment increased 4.7% to $231,730 per unit for the three months ended December 31, 2025 driven by a favorable model mix and inflation-driven year-over-year price increases. Net sales per unit for our Cobalt segment increased 14.8% to $169,264 per unit for the three months ended December 31, 2025, compared to the three months ended December 31, 2024, driven by a favorable model mix and inflation-driven year-over-year price increases.
Cost of sales for the three months ended December 31, 2025 increased $0.6 million, or 0.4%, to $163.5 million as compared to the three months ended December 31, 2024. The increase in cost of sales was primarily driven by higher per unit material and labor costs of $2.4 million, $3.0 million and $7.0 million for the Malibu, Saltwater Fishing, and Cobalt segments, respectively, partially offset by a 5.8% decrease in net sales due to lower unit volumes. The increase in per unit material and labor costs was primarily driven by increased prices due to fixed cost deleverage across all segments, a model mix that corresponds to higher costs per unit for the Saltwater Fishing and Cobalt segments and inflationary pressures.
Gross profit for the three months ended December 31, 2025 decreased $12.3 million, or 32.9%, to $25.1 million compared to the three months ended December 31, 2024. The decrease in gross profit was driven by lower net sales combined with increased cost of sales for the reasons noted above. Gross margin for the three months ended

Exhibit 99.1
December 31, 2025 decreased 540 basis points from 18.7% to 13.3% driven primarily by fixed cost deleverage across all segments due to lower sales and higher per unit labor and material costs.
Selling and marketing expenses for the three months ended December 31, 2025 increased $0.1 million, or 1.4% to $6.1 million compared to the three months ended December 31, 2024. The increase was driven primarily by higher personnel-related expenses. As a percentage of sales, selling and marketing expenses increased 20 basis points to 3.2% for the three months ended December 31, 2025 compared to 3.0% for the three months ended December 31, 2024. General and administrative expenses for the three months ended December 31, 2025 decreased $5.7 million, or 21.5%, to $20.8 million as compared to the three months ended December 31, 2024, driven primarily by a decrease in legal fees, incentive pay and stock-based compensation expense. As a percentage of sales, general and administrative expenses decreased 230 basis points to 11.0% for the three months ended December 31, 2025 compared to 13.3% for the three months ended December 31, 2024. Amortization expense remained flat at $1.7 million for the three months ended December 31, 2025.
Fiscal 2026 Guidance
For the full fiscal year 2026, Malibu anticipates net sales to be flat to down mid-single digits year-over-year, and Adjusted EBITDA margin ranging from 8%-9%.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs related to the Company’s vertical integration initiatives, stock-based compensation expense and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss second quarter of fiscal year 2026 results on Thursday, February 5, 2026 at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (844) 695-5523 or (412) 317-0699 and requesting Malibu Boats. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at https://malibuboatsinc.com/investor-information/events-presentations. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is among the market leaders in the performance sport boat category through its Malibu and Axis boat brands, among the market leaders in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and among the market leaders in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net (loss) income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by

Exhibit 99.1
unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. We define Adjusted EBITDA as net (loss) income before interest expense, income taxes, depreciation, amortization, and non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including certain professional fees, litigation settlements, non-cash compensation expense and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures of net (loss) income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net (loss) income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net (loss) income as determined in accordance with GAAP or as an indicator of our liquidity.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.

Adjusted net (loss) income per share is a non-GAAP financial measure that is used and disclosed by management in order to give management and its investors and analysts a more accurate picture of our underlying earnings performance. Adjusted net (loss) income per share excludes items that management does not believe are indicative of our core operating performance.

We define adjusted net (loss) income per share as net (loss) income attributable to Malibu Boats, Inc. per share, excluding income tax (benefit) expense, before non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including litigation settlements, acquisition related amortization, certain professional fees and non-cash compensation expense, and reflecting an adjustment for income tax expense on adjusted (loss) income before income taxes at our estimated effective income tax rate. We exclude the items listed above from net (loss) income per share in arriving at adjusted net (loss) income per share because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, the methods by which assets were acquired and other factors. Adjusted net (loss) income per share has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net (loss) income per share as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded are significant components in understanding and assessing a company’s financial performance. Our presentation of adjusted net (loss) income per share should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computation of this measure may not be comparable to other similarly titled measures of other companies.

A reconciliation of our net (loss) income as determined in accordance with GAAP to Adjusted EBITDA and a reconciliation of net (loss) income per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net (loss) income per share is provided under "Reconciliation of Non-GAAP Financial Measures".

Exhibit 99.1

Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our guidance for fiscal year 2026 net sales and Adjusted EBITDA margin and our planned approach to capital allocation. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our large fixed cost base; our ability to execute our manufacturing strategy; our ability to accurately forecast demand for our products; increases in the cost of, or unavailability of, raw materials, component parts and transportation costs; disruptions in our suppliers’ operations; our reliance on third-party suppliers for raw materials and components; our reliance on certain suppliers for our engines and outboard motors; climate events in areas where we operate; our ability to meet our manufacturing workforce needs; our dependence on key management employees; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our growth strategy which may require us to secure significant additional capital; our ability to enhance existing products and develop and market new or enhanced products; our ability to protect our intellectual property; compromises or disruptions to our network and information systems; risks related to operating in foreign jurisdictions, including tariffs; general economic conditions; the continued strength and positive perception of our brands; increased consumer preference for used boats, alternative fuel-powered boats or the supply of new boats by competitors in excess of demand; the seasonality of our business; competition within our industry and with other activities for consumers’ scarce leisure time; inflation and heightened interest rates; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to risks associated with litigation, investigation and regulatory proceedings; an impairment in the carrying value of goodwill, trade names and other long-lived assets; risks inherent in changes to U.S trade policy, tariffs and import/export regulations, significant repair or replacement costs due to warranty claims; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; covenants in our credit agreement governing our revolving credit facility which may limit our operating flexibility; our obligation to make certain payments under a tax receivable agreement; any failure to maintain effective internal control over financial reporting or disclosure controls or procedures; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contacts
Malibu Boats, Inc.
David Black
Chief Financial Officer
(865) 657-6055
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net sales	$188,622	$200,280	$383,355	$371,860
Cost of sales	163,500	162,862	330,302	306,233
Gross profit	25,122	37,418	53,053	65,627
Operating expenses:
Selling and marketing	6,069	5,985	12,362	10,849
General and administrative	20,836	26,545	41,603	53,785
Amortization	1,713	1,712	3,426	3,428
Operating (loss) income	(3,496)	3,176	(4,338)	(2,435)
Other expense (income), net:
Other income, net	(9)	(9)	(875)	(19)
Interest expense	324	585	747	981
Other expense (income), net	315	576	(128)	962
(Loss) income before (benefit) provision for income taxes	(3,811)	2,600	(4,210)	(3,397)
(Benefit) provision for income taxes	(1,300)	179	(989)	(671)
Net (loss) income	(2,511)	2,421	(3,221)	(2,726)
Net (loss) income attributable to non-controlling interest	(49)	58	(57)	(41)
Net (loss) income attributable to Malibu Boats, Inc.	$(2,462)	$2,363	$(3,164)	$(2,685)

Comprehensive loss:
Net (loss) income	$(2,511)	$2,421	$(3,221)	$(2,726)
Other comprehensive loss:
Change in cumulative translation adjustment	317	(2,780)	541	(1,812)
Other comprehensive income (loss)	317	(2,780)	541	(1,812)
Comprehensive loss	(2,194)	(359)	(2,680)	(4,538)
Less: comprehensive loss attributable to non-controlling interest, net of tax	(43)	(9)	(48)	(89)
Comprehensive loss attributable to Malibu Boats, Inc., net of tax	$(2,151)	$(350)	$(2,632)	$(4,449)

Weighted-average shares outstanding used in computing net (loss) income per share:
Basic	19,118,136	19,741,507	19,227,064	19,883,625
Diluted	19,118,136	19,804,384	19,227,064	19,883,625
Net (loss) income available to Class A Common Stock per share:
Basic	$(0.13)	$0.12	$(0.16)	$(0.14)
Diluted	$(0.13)	$0.12	$(0.16)	$(0.14)

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	December 31, 2025	June 30, 2025
Assets
Current assets
Cash	$28,209	$37,002
Trade receivables, net	14,889	23,034
Inventories	146,851	142,163
Prepaid expenses and other current assets	21,698	14,634
Assets held for sale	3,059	3,059
Total current assets	214,706	219,892
Property, plant and equipment, net	227,954	235,877
Goodwill	51,425	51,306
Other intangible assets, net	165,217	168,634
Deferred tax assets	50,280	51,601
Other assets	6,123	7,268
Total assets	$715,705	$734,578
Liabilities
Current liabilities
Accounts payable	21,327	24,420
Accrued expenses	115,573	109,770
Income taxes and tax distribution payable	575	151
Payable pursuant to tax receivable agreement, current portion	271	271
Total current liabilities	137,746	134,612
Deferred tax liabilities	13,128	14,674
Other liabilities	6,231	7,297
Payable pursuant to tax receivable agreement, less current portion	39,332	40,162
Long-term debt	20,000	18,000
Total liabilities	216,437	214,745

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 18,601,382 shares issued and outstanding as of December 31, 2025; 19,225,848 issued and outstanding as of June 30, 2025	184	190
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 12 shares issued and outstanding as of December 31, 2025 and June 30, 2025	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2025 and June 30, 2025	—	—
Additional paid in capital	17,464	35,253
Accumulated other comprehensive loss, net of tax	(4,105)	(4,646)
Accumulated earnings	481,500	484,664
Total stockholders' equity attributable to Malibu Boats, Inc.	495,043	515,461
Non-controlling interest	4,225	4,372
Total stockholders’ equity	499,268	519,833
Total liabilities and stockholders' equity	$715,705	$734,578

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of Net (Loss) Income as determined in accordance with GAAP to Adjusted EBITDA and presentation of Net (Loss) Income Margin and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net (loss) income	$(2,511)	$2,421	$(3,221)	$(2,726)
(Benefit) provision for income taxes	(1,300)	179	(989)	(671)
Interest expense	324	585	747	981
Depreciation	8,120	7,825	16,258	15,198
Amortization	1,713	1,712	3,426	3,428
Professional fees [1]	451	2,035	1,629	3,042
Litigation settlement [2]	—	—	—	3,500
Stock-based compensation expense [3]	1,221	2,133	2,808	4,033
Adjustments to tax receivable agreement liability [4]	—	—	(856)	—
Adjusted EBITDA	$8,018	$16,890	$19,802	$26,785
Net Sales	$188,622	$200,280	$383,355	$371,860
Net (Loss) Income Margin [5]	(1.3)%	1.2%	(0.8)%	(0.7)%
Adjusted EBITDA Margin [5]	4.3%	8.4%	5.2%	7.2%

(1)	For the three and six months ended December 31, 2025, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For the three and six months ended December 31, 2024, represents legal and advisory fees related to litigation with our insurance carriers related to the Batchelder matters and legal and advisory fees related to litigation with Tommy's Boats and Matthew Borisch.
(2)	For the six months ended December 31, 2024, represents amount the Company paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(3)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(4)	For the six months ended December 31, 2025, we recognized other income from an adjustment in our tax receivable agreement liability mainly due to decreased blended federal and state tax rates used as a result of tax reform changes in H.R. 1, commonly referred to as the One Big Beautiful Bill Act ("OB3") tax reform changes, and in turn, a decrease in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners.
(5)	We calculate net (loss) income margin as net (loss) income divided by net sales, and we define adjusted EBITDA margin as Adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Net (Loss) Income (Unaudited):
The following table sets forth a reconciliation of net (loss) income per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net (loss) income per share for the periods indicated (dollars in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net (loss) income attributable to Malibu Boats, Inc.	$(2,462)	$2,363	$(3,164)	$(2,685)
Professional fees [1]	451	2,035	1,629	3,042
Litigation settlement [2]	—	—	—	3,500
Stock-based compensation expense [3]	1,221	2,133	2,808	4,033
Acquisition related amortization [4]	1,677	1,677	3,354	3,354
(Benefit) provision for income taxes	(1,300)	179	(989)	(671)
Adjusted (loss) income before income taxes	(413)	8,387	3,638	10,573
Income tax expense on adjusted (loss) income before income taxes [5]	(101)	2,055	891	2,590
Adjusted net (loss) income	$(312)	$6,332	$2,747	$7,983

Basic weighted-average shares outstanding	19,118,136	19,741,507	19,227,064	19,883,625

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net (loss) income per share attributable to Malibu Boats, Inc.	$(0.13)	$0.12	$(0.16)	$(0.14)
Professional fees [1]	0.02	0.10	0.08	0.15
Litigation settlement [2]	—	—	—	0.18
Stock-based compensation expense [3]	0.06	0.11	0.15	0.20
Acquisition related amortization [4]	0.09	0.08	0.17	0.17
(Benefit) provision for income taxes	(0.07)	0.01	(0.05)	(0.03)
Adjusted (loss) income before income taxes	(0.03)	0.42	0.19	0.53
Income tax expense on adjusted (loss) income before income taxes [5]	(0.01)	0.10	0.05	0.13
Adjusted net (loss) income per share	$(0.02)	$0.32	$0.14	$0.40

Exhibit 99.1

(1)	For the three and six months ended December 31, 2025, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For the three and six months ended December 31, 2024, represents legal and advisory fees related to litigation with our insurance carriers related to the Batchelder matters and legal and advisory fees related to litigation with Tommy's Boats and Matthew Borisch.
(2)	For the six months ended December 31, 2024, represents amount the Company paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(3)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(4)	Represents amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt.
(5)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 24.5% of income before taxes. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived deduction eligible income deduction, and foreign income taxes attributable to our Australian subsidiary.